UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549


                            FORM 8-K


                     CURRENT REPORT PURSUANT
                  TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


  Date of report (Date of earliest event reported): October 19,
                     2006 (October 13, 2006)

                        Innovo Group Inc.
     (Exact Name of Registrant as Specified in Its Charter)

                            Delaware
         (State or Other Jurisdiction of Incorporation)

            0-18926                        11-2928178
    (Commission File Number)   (IRS Employer Identification No.)


5901 South Eastern Avenue, Commerce, California      90040
(Address of Principal Executive Offices)           (Zip Code)

                         (323) 837-3700
      (Registrant's Telephone Number, Including Area Code)

                               N/A
  (Former Name or Former Address, if Changed Since Last Report)

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

<PAGE 1>

ITEM 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      Effective as of October 13, 2006, JD Design, LLC ("JD Design"), a California limited liability company and licensor of the Joe's Jeans brand (the "Brand") to Innovo Group Inc. and its subsidiary, Joe's Jeans, Inc. (collectively, the "Company"), granted a security interest in and to the Brand to the CIT Group/Commercial Services, Inc. ("CIT"), the Company's current primary lender. Joe Dahan, the managing member of JD Design, is employed by the Company as the president of its Joe's Jeans Inc. subsidiary. This grant by JD Design was for the purpose of providing CIT additional collateral under its current factoring and inventory security agreements with the Company (the "Financing Facilities"), which will allow the Company to obtain additional working capital. CIT makes advances and purchases the Company's accounts receivables under the Financing Facilities in such percentage amounts that can be increased or decreased in its sole discretion. As previously disclosed in the Company's Quarterly Report on Form 10-Q for the period ended August 26, 2006, under the Financing Facilities, the Company obtained funds at 85% of factored invoices and under the inventory security agreement for up to $1,000,000. Because JD Design entered into the agreements with CIT, CIT agreed to increase the maximum availability advanced on inventory at CIT's discretion.

      In exchange for JD Design agreeing to provide this grant of a security interest to CIT, the Company entered into a Collateral Protection Agreement ("CPA") with JD Design to provide additional consideration to JD Design in the event that the guaranty is called upon or CIT enforces its security interest in the
collateral.   The CPA states that in the event  (i)  there  is  a
default  by  the  Company  under its Financing  Facilities  which remains uncured for a period of thirty (30) days from written notice by CIT to the Company, (ii) demand is made to JD Design by CIT under the guaranty and demand is not withdrawn within 10 days of the date of receipt of such demand by JD Design, (iii) CIT commences an action to enforce its security interest in the collateral, (iv) there is a materially false, misleading, erroneous or incorrect representation or warranty made by the Company under or in connection with the CPA; or (v) the Company fails to perform or observe any term, covenant or undertaking in the CPA (collectively, an "Event of Default"), then the Company will be obligated to issue shares of its common stock to JD Design as consideration for JD Design satisfying its obligations to CIT. The Company reserved 6,834,347 shares as the maximum number of shares that could potentially be issued under the CPA (the "Default Reserve"), which represents 19.9% of its total shares outstanding. If an Event of Default occurs, then the amount of shares to be issued would be calculated by dividing the amount owed by the Company to CIT (not to exceed $2,000,000) by the greater of (i) $0.01 or (ii) the closing price of the
Company's shares of common stock as reported by Nasdaq on the date that JD Design fulfills its obligations to CIT. The CPA affirmatively states that in no event shall the amount of shares issued to JD Design exceed the Default Reserve.

      The CPA further provides for additional consideration to be paid to JD Design in certain instances, such as failure by the Company to obtain CIT's consent to terminate the agreements with JD Design by April 13, 2007. In the event that the agreements are not terminated by this date, the Company shall be obligated to issue to JD Design 200,000 shares of its common stock. Additionally, if on April 13, 2008, the agreements with JD Design are still in effect, then the Company shall be required to pay to JD Design $25,000 for each quarterly period that the documents remain in effect. If one or both of these additional distributions are made, JD Design shall still be entitled to the default shares in the amount and instances described above. However, if the 200,000 shares are issued, the Default Reserve shall be reduced by 200,000.

      In addition, the CPA also contemplates that JD Design shall be entitled to certain registration rights in the event that the default shares are issued. The Company would enter into a registration rights agreement with JD Design simultaneously with the issuance of the shares.

<PAGE 2>

       The CPA contains normal and customary representations and warranties, as well as certain covenants related to the preservation of the entity, membership interest, collateral and further assurances so long as the CPA or documents with CIT are in effect.

<PAGE 3>
	A copy of the CPA is expected to be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended November 25, 2006 to be filed with the Securities and Exchange
Commission on or before its due date.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              INNOVO GROUP INC.
                              (Registrant)

Date:  October 19, 2006       By:  /s/Marc B. Crossman
                                   Marc Crossman
                                   Chief Executive Officer,
                                   President, Chief Financial
                                   Officer and Director
                                   (Principal Executive Officer
                                   and Principal Financial
                                   Officer)

<PAGE 4>

<END>